Exhibit 99.3

CHDT Corporation Narrows Second Quarter Loss and Reports Record $4,600,000 Order Backlog

CHDT Corporation (OTCBB: CHDO), a Florida corporation with operating subsidiaries focused on designing and manufacturing consumer products for the North American retail market, reported 2nd Quarter gross revenue of $602,540 and narrowed losses of $318,238 versus a 2009 second quarter loss of $357,586. The Company reported a record $4,600,000 order backlog to date, to be shipped in the third and fourth quarters of FY2010.

Capstone Industries generated all YTD gross revenues. The gross revenue resulted from the placement of the Eco-i-Lite products, the Company's multi-functional, power failure light program; the launch of the Company's new Pathway Lights(R) program, which encompasses booklights, tasklights, and the eReader-Lite(TM); sales of the newly released C-Lite(TM); wireless motion sensor lights and sales of the newly released eBook-Lite(TM) for use with Electronic Readers. The Company anticipates additional new retailers and product placements in the third and fourth quarters.

During the first half of the year, the Company has received orders from newly established retailers, re-orders from existing retailers and has increased product placement in multiple channels within existing retailers, all of which contributed to the record order backlog.

Conference Call

The Company will be holding a conference call Monday at 4:00 P.M. to allow shareholders and analysts the opportunity to hear management discuss the Company's quarterly results and future outlook. To participate: Dial 1-800-791-2345 and at the prompt enter the five-digit code 45101. The conference call will also be available on the Company's website at www.chdtcorp.com shortly after the call.

About CHDT Corporation: CHDT Corporation (http://www.chdtcorp.com) is a public holding Company that engages, through its wholly owned subsidiaries, in the development, manufacturing, logistics, and distribution of consumer products to retailers and wholesalers throughout North America. See http://www.chdtcorp.com for more information about the Company and http://www.capstoneindustries.com for information on our current product offerings. References to URLs in this press release do not incorporate said URLs or any of their contents in this press release.

FORWARD-LOOKING STATEMENTS: This press release, including the financial information that follows, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. Such statements consist of words like "anticipate," "expect," "project," "continue" and similar words. These statements are based on the Company's and its subsidiaries' current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the forward-looking statements. CHDT undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release and risks associated with any investment in CHDT, which is a small business concern and a "penny stock Company" and, as such, a highly risky investment suitable for only those who can afford to lose such investment, should be evaluated together with the many uncertainties that affect CHDT's business, particularly those mentioned in the cautionary statements in current and future CHDT's SEC Filings.